EXHIBIT 3.1

           AMENDMENT TO THE COMPANY'S ARTICLES OF INCOPRPORATION DATED
                                 APRIL 20, 2000

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                              ARTICLES OF AMENDMENT
                                     TO THE
                            ARTICLES OF INCORPORATION
                                       OF
                        WEITZER HOMEBUILDERS INCORPORATED

         Pursuant to Section 607.1006 of the Florida Business Corporation Act, WEITZER HOMEBUILDERS INCORPORATED, a Florida corporation (the "Corporation"), hereby adopts the following Articles of Amendment:

         1. The name of the Corporation is Weitzer Homebuilders Incorporated.

         2. Article I of the Corporation's Articles of Incorporation is hereby amended to read as follows:

                                ARTICLE I - NAME

         The name of the Corporation is Century Builders Group, Inc.

         3. Article III of the Corporation's Articles of Incorporation is hereby amended to read as follows:

                           ARTICLE III - CAPITAL STOCK

                  Section 1. AUTHORIZED CAPITAL STOCK. The aggregate number of shares of all classes of capital stock which the Corporation shall have the authority to issue is 100,000,000, of which 95,000,000 shares shall be common stock, par value $.001 per share (the "Common Stock"), and 5,000,000 shares shall be Serial Preferred Stock, par value $.01 per share (the "Preferred Stock").

                  Section 2. SERIAL PREFERRED STOCK. The Board of Directors is authorized at any time, and from time to time, to provide for the issuance of shares of Preferred Stock in one or more series, and to determine the designations, preferences, limitations and relative or other rights of the Preferred Stock or any series thereof. For each series, the Board of Directors shall determine by resolution or resolutions adopted prior to the issuance of any shares thereof, the designations, preferences, limitations and relative or other rights thereof, including but not limited, to the following relative rights and preferences, as to which there may be variations among the different series:

                  a) The rate and manner of payment of dividends, if any;

                  b) Whether shares may be redeemed and, if so, the redemption price and the terms and conditions of redemption;

                  c) The amount payable upon shares in the event of liquidation, dissolution or other winding-up of the Corporation;

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                  d) Sinking funds provisions, if any, for the redemption or purchase of shares;

                  e) The terms and conditions, if any, on which shares may be converted or exchanged;

                  f) Voting rights, if any; and

                  g) Any other rights and preferences of such shares, to the full extent now or hereafter permitted by the laws of the State of Florida.

                  The Board of Directors shall have the authority to determine the number of shares that will comprise each series.

                  Prior to the issuance of any shares of a series, but after adoption by the Board of Directors of the resolution establishing such series, the appropriate Officers of the Corporation shall file such documents with the State of Florida as may be required by law.

         4. The foregoing amendments to the Corporation's Articles of Incorporation was duly authorized by the Corporation's Board of Directors on March 20, 2000, and pursuant to Section 607.1003 of the Florida Business Corporation Act was recommended to the holders of the Corporation's Series A Common Stock and Series B Common Stock as set forth in the Corporation's Proxy Statement dated March 23, 2000. At a Special Meeting of the Shareholders of the Corporation held on April 20, 2000, the foregoing amendments were approved by the holders of the Series A Common Stock and Series B Common Stock, with each class voting separately. The number of votes cast for the foregoing amendments by the holders of the Series A Common Stock and the Series B Common Stock, with each class voting separately, were sufficient for approval by each such class.

         5. In accordance with Section 607.0123 of the Florida Business Corporation Act, this amendment to the Corporation's Articles of Incorporation shall be effective immediately upon filing with the Florida Department of State.

         The undersigned Chairman of the Board of Directors and President of the Corporation has executed these Articles of Amendment this 20th day of April, 2000.

                           WEITZER HOMEBUILDERS INCORPORATED

                           By: /s/ Sergio Pino
                              --------------------------------------------------
                              Sergio Pino
                              Chairman of the Board of Directors and President